UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2022

MJ Harvest, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-56250 (Commission File Number)	82-3400471 (IRS Employer I.D. No.)

9205 W. Russell Road, Suite 240

Las Vegas, Nevada 89139

Phone: (954) 519-3115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l4a- l2 under the Exchange Act (17 CFR 240. l4a- l2)

☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

Asset acquisition from Satellites DIP, LLC

MJ Harvest, Inc. (“MJHI”) acquired cannabis manufacturing assets and two California cannabis licenses from Satellites DIP, LLC (“SDIP”) under the terms of an Asset Purchase Agreement (the “APA”) dated on July 18, 2022, and effective on the Closing Date of July 18, 2022. Concurrently with the acquisition of the equipment and cannabis licenses, the Company entered into a five-year lease on a manufacturing and distribution facility in Cathedral City, California. The California cannabis licenses include a license for manufacturing (CDCC #CDOH-10002335) and a license for distribution (CDCC #C11-0000058-LIC).

The Company has been working with SDIP at the Cathedral City location since April 1, 2022, under a temporary lease to set up equipment, acquire raw materials inventory, and establish manufacturing operations pursuant to a Management Services Agreement entered into initially on April 26, 2022 (the “MSA”). The MSA was re-executed on the July 14, 2022, in anticipation of the closing date of the acquisition on July 18, 2022 and will continue until the earlier of approval of the License transfers or June 30, 2023. Upon transfer of the licenses, MJHI will operate the facilities under its own California cannabis licenses.

Pending approval by the California Department of Cannabis Control (“CDCC”) for transfer of the cannabis licenses from SDIP to MJHI, MJHI will continue to operate the facility under the SDIP licenses pursuant to the MSA. The management services agreement requires that SDIP pay 100% of net revenues received from sales of products and MJHI is responsible for all costs and expenses incurred in managing the business except for acquisitions of Cannabis Inventory which SDIP will acquire and own pending transfer of the Licenses. In order to facilitate the purchase by SDIP of the cannabis inventory, MJHI will loan funds to SDIP as needed to fund such purchases and the loans will be periodically repaid by SDIP as products are sold.

The purchase price for the assets and licenses was $1,000,000 and was paid through the issuance of an unsecured promissory note dated July 13, 2022, and effective in accordance with the APA on the closing date of July 18, 2022 (the “Note”) with payments of $41,666.67 per month commencing August 1, 2022 and continuing for 24 months. The Note does not bear interest provided payments are made in accordance with its terms.

The APA contains customary representations and warranties of the parties. Further, SDIP has agreed not to compete with MJHI for a period of two years or to solicit its employees or customers.

MJHI is currently working to secure cannabis license transfers on the facilities but has begun operating the facilities pursuant to MSA between SDIP and MJHI.

The Lease Agreement (the “Lease”) dated July 14, 2022, with a commencement date of July 18, 2022, is between 68350 Commercial Road LLC, a Delaware limited liability company as Landlord and MJHI as tenant. The monthly rent is $72,918 payable $35,000 in cash and $37,918 in MJHI common stock priced at 90% of the volume weighted average closing price of the shares on the OTCQB market over the 20 trading days immediately preceding the date the payment is due. The Landlord has also agreed to accept MJHI shares for the first three months in lieu of the cash payment of $35,000. The lease is triple net and includes terms and conditions customary for commercial leases of cannabis facilities in California.

Item 2.03	Creation of a Direct Financial Obligation.

The disclosure in Item 1.01 of this Form 8-K in regard to the Lease on the facility and the Note is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number Description

99.1 Press Release dated July 22, 2022

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MJ Harvest, Inc

/s/ Patrick Bilton	July 22, 2022
By: Patrick Bilton	Date
Its: Chief Executive Officer